Exhibit 99.1

Applied Therapeutics, Inc. Announces Pricing of $20 Million Private Placement of Common Stock

NEW YORK,  November 12, 2019 — Applied Therapeutics, Inc. (NASDAQ: APLT) (the “Company”), a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need, today announced it has entered into a definitive securities purchase agreement, dated as of November 7 2019, for the sale of its common stock, par value $0.0001 per share (the “Shares”), in a private placement (the “Private Placement”) expected to result in gross proceeds to the Company of approximately $20 million, before deducting placement agent commissions and other offering expenses.

The Private Placement is expected to close on or about November 12, 2019, subject to the satisfaction of customary closing conditions.  Additional details regarding the Private Placement will be included in a Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”).

The Company intends to use the net proceeds to fund development of its drug candidates.

Cowen and UBS Investment Bank acted as placement agents in the transaction (the “Placement Agents”). Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel for the Company, and Davis Polk & Wardwell LLP acted as legal counsel for the Placement Agents.

The securities being sold in the Private Placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.  The Company has agreed to file a registration statement with the SEC covering the resale of the Shares issuable in connection with the Private Placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Applied Therapeutics

Applied Therapeutics is a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need. The company’s lead drug candidate, AT-001, is a novel aldose reductase inhibitor (ARI) that is being developed for the treatment of Diabetic Cardiomyopathy, or DbCM, a fatal fibrosis of the heart. The company initiated a Phase 3 registrational study in DbCM in September 2019. Applied Therapeutics is also developing AT-007, a central nervous system penetrant ARI, for the treatment of Galactosemia, a rare pediatric metabolic disease, and initiated a Phase 1/2 clinical trial in June 2019. The preclinical pipeline also includes AT-003, an ARI designed to cross through the back of the eye when dosed orally, for the treatment of diabetic retinopathy, expected to advance into a Phase 1 study in 2020.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding strategy, future operations, prospects, plans and objectives of management, including words such as “may,” “will,” “expect,” “anticipate,” “plan,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are forward-looking statements. These include, without limitation, statements regarding (i) the design, scope and results of our clinical trials, (ii) the timing of the initiation and completion of our clinical trials, (iii) the likelihood that data from our clinical trials will support future development of our product candidates, (iv) the likelihood of obtaining regulatory approval of our product candidates and qualifying for any special designations, such as orphan drug designation, (v) our cash runway and the timing of our clinical development plan. Forward-looking statements in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the uncertainties inherent in the initiation, execution and completion of clinical trials, in the timing of availability of trial data, in the results of the clinical trials, in the actions of regulatory agencies, in the commercialization and acceptance of new therapies. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Contacts

Investors:

Maeve Conneighton

(212) 600-1902 or

appliedtherapeutics@argotpartners.com

Media:

Brittany Horowitz

(212) 704-4466 or

media@appliedtherapeutics.com

Source: Applied Therapeutics